Exhibit 10.1

SECOND AMENDED AND RESTATED VIRGIN GALACTIC HOLDINGS, INC. 2019 INCENTIVE AWARD PLAN

2025 LONG TERM INCENTIVE PERFORMANCE AWARD GRANT NOTICE
Virgin Galactic Holdings, Inc., a Delaware corporation (the “Company”), has granted to the participant listed below (“Participant”) the cash based performance award (the “Award”) described in this Long Term Incentive Performance Award Grant Notice (this “Grant Notice”), subject to the terms and conditions of the Second Amended and Restated Virgin Galactic Holdings, Inc. 2019 Incentive Award Plan (as amended from time to time, the “Plan”) and the Long Term Incentive Performance Award Agreement attached hereto as Exhibit A (the “Agreement”), both of which are incorporated into this Grant Notice by reference. The Award constitutes an Other Stock or Cash Based Award for purposes of the Plan. Capitalized terms not specifically defined in this Grant Notice or the Agreement have the meanings given to them in the Plan.

Participant:	[________]
Grant Date:	[________]
Target Value:	$[________]
Vesting Schedule:
The Award will become earned (the “Earned Award”) based on achievement of the Performance Condition with respect to the Performance Period, as set forth below.

Performance Period: [________].

Performance Condition:
The value of the Earned Award (the “Earned Award Value”) shall be based on the achievement of the Performance Conditions set forth below, with the Earned Award Value equal to (x) the target value of Award multiplied by (y) the applicable Percentage of Award Earned (calculated as set forth below, rounded up to the nearest whole dollar).

[To come.]

The Company may, in its good faith discretion, make such adjustments to the applicable “Threshold,” “Target” or “Maximum” goals in the event of any material changes to strategy, acquisitions, divestures or unforeseen circumstances that were not contemplated at the outset of the Performance Period, subject in each case, to approval by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”).

Calculation of Percentage of Award Earned: If actual performance is between the (i) “Threshold” and “Target” or the (ii) “Target” and

“Maximum” levels of achievement, the Percentage of Award Earned shall be determined using straight line linear interpolation between the applicable levels. In the event that actual performance does not meet the Threshold Level of Achievement, the “Percentage of Award Earned” shall be zero percent (0%). All determinations with respect to whether and the extent to which a Performance Condition has been achieved shall be made by the Compensation Committee in its sole discretion. The Award will become earned as of the date that the applicable Performance Condition is achieved, subject to the Compensation Committee certifying in writing the extent to which the Performance Condition has been met.

Level of Achievement	Percentage of Award Earned
Below Threshold	0%
Threshold	50%
Target	100%
Maximum	200%
Above Maximum	200%

The portion of the Award which does not become earned based on actual performance during the Performance Period shall be forfeited as of the last day of the Performance Period.
The Earned Award will remain outstanding and will vest on the third anniversary of the Grant Date, subject to Participant’s continued service as a Service Provider through such date.

By accepting (whether in writing, electronically or otherwise) the Award, Participant agrees to be bound by the terms of this Grant Notice, the Plan and the Agreement. Participant has reviewed the Plan, this Grant Notice and the Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the Plan, this Grant Notice and the Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Agreement.

VIRGIN GALACTIC HOLDINGS, INC.		PARTICIPANT
By:
Name:	Doug Ahrens	[Participant Name]
Title:	Chief Financial Officer

Exhibit A
LONG TERM INCENTIVE PERFORMANCE AWARD AGREEMENT
Capitalized terms not specifically defined in this Long Term Incentive Performance Award Agreement (this “Agreement”) have the meanings specified in the Grant Notice or, if not defined in the Grant Notice, in the Plan.
Article I.
GENERAL
1.1Award. The Company has granted the Award to Participant effective as of the Grant Date set forth in the Grant Notice (the “Grant Date”). The Award represents the right to receive an amount in cash equal to the Earned Award Value, as set forth in the Grant Notice and this Agreement.
1.2Incorporation of Terms of Plan. The Award is subject to the terms and conditions set forth in this Agreement and the Plan, which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan will control.
1.3Unsecured Promise. The Award will at all times prior to settlement represent an unsecured Company obligation payable only from the Company’s general assets.
Article II.
VESTING; FORFEITURE AND SETTLEMENT
2.1Vesting; Forfeiture.
(a)Subject to the conditions contained herein and in the Plan, the Award shall vest as provided in the Grant Notice. [In addition, if Participant experiences a Qualifying Termination (as defined in the Employment Agreement) following the completion of the Performance Period, then the Earned Award (if any) may be subject to accelerated vesting in accordance with Section [4(b)] of that certain Employment Agreement by and between Participant, Galactic Co., LLC and the Company (the “Employment Agreement”) as though the Award was a time-vesting equity award for purposes of the Employment Agreement. The accelerated vesting in this Section 2.1(a) is subject to Participant’s continued compliance with the applicable restrictive covenants and timely execution and non-revocation of a general release of claims, as described in the Employment Agreement.]
(b)Notwithstanding the foregoing, in the event of Participant’s Termination of Service for any reason, the Award will immediately and automatically be cancelled and forfeited (after taking into consideration any accelerated vesting which may occur in connection with such Termination of Service), except as otherwise determined by the Administrator or provided in a binding written agreement between Participant and the Company (including, without limitation, the Employment Agreement).
2.2Payment; Taxes.
(a)The Earned Award will be paid in cash, as soon as administratively practicable after the vesting of the Earned Award but in no event later than the March 15 of the year following the year in which the vesting date occurs, subject to applicable taxes and other authorized withholdings.
(b)Notwithstanding the foregoing, the Company may delay any payment under this Agreement that the Company reasonably determines would violate Applicable Law until the earliest date the Company reasonably determines the making of the payment will not cause such a violation (in accordance with Treasury Regulation Section 1.409A-2(b)(7)(ii)); provided the Company reasonably believes the delay will not result in the imposition of excise taxes under Section 409A.

Article III.
OTHER PROVISIONS
3.1Notices. Any notice to be given under the terms of this Agreement to the Company must be in writing and addressed to the Company in care of the Company’s Secretary at the Company’s principal office or the Secretary’s then-current email address or facsimile number. Any notice to be given under the terms of this Agreement to Participant must be in writing and addressed to Participant (or, if Participant is then deceased, to the Designated Beneficiary) at Participant’s last known mailing address, email address or facsimile number in the Company’s personnel files. By a notice given pursuant to this Section, either party may designate a different address for notices to be given to that party. Any notice will be deemed duly given when actually received, when sent by email, when sent by certified mail (return receipt requested) and deposited with postage prepaid in a post office or branch post office regularly maintained by the United States Postal Service, when delivered by a nationally recognized express shipping company or upon receipt of a facsimile transmission confirmation.
3.2Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
3.3Conformity to Applicable Laws. Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all Applicable Laws and, to the extent Applicable Laws permit, will be deemed amended as necessary to conform to Applicable Laws.
3.4Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement will inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in this Agreement or the Plan, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
3.5Entire Agreement. The Plan, the Grant Notice and this Agreement (including any exhibit hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.
3.6Agreement Severable. In the event that any provision of the Grant Notice or this Agreement is held illegal or invalid, the provision will be severable from, and the illegality or invalidity of the provision will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.
3.7Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and may not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the Award, and rights no greater than the right to receive cash as a general unsecured creditor with respect to the Award, as and when settled pursuant to the terms of this Agreement.
3.8Not a Contract of Employment. Nothing in the Plan, the Grant Notice or this Agreement confers upon Participant any right to continue in the employ or service of the Company or any Subsidiary or interferes with or restricts in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Participant.
3.9Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which will be deemed an original and all of which together will constitute one instrument.
* * * * *
4